Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Reef Oil & Gas Drilling and Income Fund, L.P.

Richardson, Texas

We hereby consent to the incorporation by reference in the Registration Statement No. 333-172846 on Form S-1 of Reef Oil & Gas Drilling and Income Fund, L.P. of our report dated December 30, 2014, with respect to the audit of the Statements of Revenues and Direct Operating Expenses of the Arbol Acquisition Properties for the years ended December 31, 2013 and 2012, which appear in the Current Report on Form 8-K of Reef Oil & Gas Drilling and Income Fund, L.P.

BDO USA, LLP

Dallas, TX

January 21, 2015